Exhibit 99.1

EON Resources Inc. Announces

Amendment to Agreement with Seller

Reduces Cash Obligation by $1.5 million; and

Reduces Stock Requirement by 1.5 million Shares;

Closing Expected by end of July 2025

HOUSTON, TX / June 17, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) announced that on June 13, 2025 the Company amended the Purchase, Sale, Termination and Exchange Agreement dated February 10, 2025 with Pogo Royalty, LLC (“Pogo” or “Seller”). Closing on the terms of the amendment will result in further improvement to the restructuring of EON’s balance sheet by reducing the total cash obligation of the Company to Seller by $1.5 million (from $22.0 million down to $20.5 million), and reducing the stock issuance consideration to Seller by 1.5 million shares of Class A Common Stock (down from 3.0 million Class A shares). A copy of the Original Agreement Press Release dated February 11, 2025 appears on the Company’s website.

The amendment also extends the outside closing date to September 15, 2025. However, the Company currently expects to close in July or early August with Enstream Capital Management, LLC (“Enstream”). Enstream is well underway to complete the due diligence efforts, and funding is expected to follow a few weeks later at the conclusion of final documents. The Enstream funding is a revenue sharing and volumetric funding arrangement as described in the Enstream LOI Press Release dated March 20, 2025, which may be accessed on the Company’s website.

Due to weakened oil prices over the past two and half months, Enstream reduced their original funding for the cash obligations to the Seller and to the senior secured lender, First International Bank & Trust (“FIBT”). The Seller and FIBT cooperatively worked with EON to achieve an excellent outcome for all parties to retire these obligations.

Key aspects of the agreement with Seller (as amended) are:

●	The retirement of a promissory note to Seller in the original principal amount of $15.0 million plus accrued interest of approximately $4.0 million for the amended cash obligation of $7.0 million (reduced from $8.0 million in the February 2025 agreement).

●	The purchase from Seller of a 10% Overriding Royalty Interest (“ORRI”) in the Company’s oil field property for the amended cash obligation of $13.5 million (reduced from $14.0 million in the February 2025 agreement).

●	The repurchase of 100% of preferred units held by Seller in EON’s subsidiary that has a redemption value of approximately $27 million. The amended purchase obligation is 1.5 million shares of Class A Common Stock (reduced from 3.0 million shares in the February 2025 agreement).

●	The total consideration payable to Pogo/Seller in connection with the restructuring consists of the issuance of 1.5 million shares of EON’s Class A Common Stock to the Seller together with $20.5 million in cash inclusive of and for the purchase of the ORRI in the Company’s oil field property and satisfaction of approximately $40 million in debt and other obligations.

●	The agreement, as amended, is subject to various closing conditions, including, without limitation, that the Company obtain adequate financing to fund the cash consideration portion, and that the agreement shall terminate if the closing does not take place by September 15, 2025. The amendment contains mutual general releases that became effective June 13, 2025, upon execution of the amendment.

“Over the past 18 months, EON has continued to develop its Grayburg-Jackson Oil Field by reinvesting available cash flow into field enhancements,” said Dante Caravaggio, President and CEO of EON. “The overhang from our De-SPAC transaction in terms of one-time expenses, and a very complicated and burdened balance sheet, has restricted our ability to unlock the underlying potential and value of our assets. This transaction should create immediate value for our stockholders.”

About the Grayburg-Jackson Oil Field Property

LH Operating, LLC (“LHO”), a wholly owned subsidiary of EON, operates its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC (“Haas & Cobb” or “Cobb”), reflects LHO to have proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com